UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

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DTS, Inc.

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DTS, INC.

5220 Las Virgenes Road

Calabasas, California 91302

(818) 436-1000

November 7, 2016

PROXY STATEMENT SUPPLEMENT

This document (this “Supplement”) amends and supplements the disclosures contained in the definitive proxy statement of DTS, Inc., a Delaware corporation (the “Company”, “DTS”, “we”, “us” and “our”), filed with the Securities and Exchange Commission (“SEC”) on October 21, 2016 and mailed to you on or about October 24, 2016 (the “Proxy Statement”), pursuant to an Agreement and Plan of Merger (the “merger agreement”) among Tessera Technologies, Inc., a Delaware corporation (“Tessera”), DTS, Tempe Holdco Corporation, a Delaware corporation and wholly owned subsidiary of Tessera (“Holdco”), Tempe Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Holdco and Arizona Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Holdco (“Company Merger Sub”) pursuant to which, among other things, Company Merger Sub will merge with and into DTS (the “DTS merger”), with DTS surviving the DTS merger as a wholly owned subsidiary of Holdco.

The additional disclosures in this Supplement amend and supplement the disclosures contained in the Proxy Statement, and should be read in conjunction with the disclosures contained in the Proxy Statement, which in turn should be read in its entirety and together with any documents incorporated by reference therein. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement shall supersede or supplement the information in the Proxy Statement. Capitalized and other certain defined terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement. Unless stated otherwise, new text is underlined to highlight the supplemental information being provided to you.

SUPPLEMENTAL DISCLOSURES

The following disclosures amend the existing disclosures contained under the caption “The DTS Merger—Background of the Merger” on page 32 as follows:

In late summer 2014 through early 2015, in response to Party A’s continued indications of interest in a potential acquisition of DTS, Centerview, at the instruction of the DTS Board, contacted seven third parties regarding a potential strategic acquisition of DTS. Each party subsequently responded to Centerview that such party was not interested in, or unable to pursue an acquisition of, DTS at such time. Centerview was not instructed to contact, nor did it contact, on behalf of the DTS Board, any potential private equity buyers as part of this process, in part based on advice of representatives of Centerview that private equity buyers would likely not be interested in such an acquisition due to the amount of leverage required, which would make it difficult to achieve sufficient estimated returns on equity to make an acquisition attractive, and the expected lack of synergies with a private equity buyer, which would result in a lower valuation of DTS.

The following disclosures amend the existing disclosures contained under the caption “The DTS Merger—Background of the Merger” on page 37 as follows:

On August 25, 2016, Mr. Lacey and Mr. Kirchner, along with Tessera’s Chief Financial Officer, Robert Andersen, met in San Francisco to discuss organizational and potential cost synergies that could result from the business combination, including the potential integration of DTS’s senior management, including the potential integration of some members of DTS’s senior management, including Mr. Kirchner, in the combined company. No discussions were had at the time with respect to any specific roles or employment terms following the acquisition for any members of DTS’s senior management team.

On August 26, 2016, members of Tessera’s senior management met with DTS’s Chief Financial Officer, Mel Flanigan to discuss other potential synergies between the two companies.

On August 29, 2016, the DTS Board held a telephonic meeting, at which representatives of DTS’s senior management, Centerview and DLA were present, to discuss the status of Tessera’s August 19, 2016 proposal. After a representative of DLA counseled the DTS Board with respect to their fiduciary duties, representatives of Centerview provided an overview of the status of discussions with the parties that had previously expressed an interest in a potential strategic transaction with DTS and other parties Centerview contacted to gauge interest in a potential strategic transaction with DTS. The DTS Board discussed with members of senior management and representatives of Centerview Tessera’s August 19, 2016 proposal and evaluated the benefits and risks of entering into the exclusivity agreement with Tessera. Following the discussion, representatives of Centerview left the meeting and the DTS Board discussed the proposal and exclusivity agreement and determined that it was in the best interests of DTS and its stockholders to continue discussions with Tessera under the exclusivity agreement as negotiated by DLA.

Also on August 29, 2016 Messrs. Lacey, Kirchner and Andersen discussed certain general employee matters in connection with the transaction, including, which members of the management team of DTS would generally be interested in remaining employed following the consummation of the DTS merger, but again no specific employment terms were discussed.

On August 30, 2016, DTS entered into exclusivity with Tessera on the terms negotiated by DLA.

From August 30, 2016 until the execution of the definitive merger agreement on September 19, 2016, the companies and their respective advisors exchanged numerous drafts of the merger agreement and engaged in negotiations and discussions regarding the terms and conditions of the merger agreement. Significant areas of negotiation included the scope of representations and warranties and interim operating covenants, the conditions to closing, the structure of the transaction, the terms upon which DTS could consider an alternative acquisition proposal and the process for dealing with any such proposal and the amount and triggers for the possible reimbursement of expenses and the payment of termination fees. The parties discussed extensively whether DTS would be permitted to terminate the merger agreement to accept a superior proposal or would be required to submit the merger agreement to a vote of its stockholders, even if it received such a proposal. The parties also discussed various employee benefit and other employee- and compensation-related provisions of the merger agreement, including senior management compensation issues.

Concurrent with these discussions, representatives of management of each of the companies, Skadden, DLA and the companies’ respective other representatives continued to have numerous discussions by teleconference to review and discuss, among other things, due diligence, a retention plan for DTS employees who would continue as employees of the combined company following completion of the DTS merger, including potentially Mr. Kirchner, who, as all other DTS employees, would remain an employee of DTS absent his resignation or termination, Tessera’s proposed financing for the potential transaction, the terms of the merger agreement and the timeline for the potential transaction. Tessera requested that Mr. Kirchner consider continuing as an employee following completion of the DTS merger in a senior management role, including potentially as President of the combined company, however no offer of retention or specific terms of employment were discussed and Mr. Kirchner did not agree to assume any such role at the time. No offer of retention was provided to any other members of DTS management at the time.

The following disclosures amend the existing disclosures contained under the caption “The DTS Merger—Recommendation of the DTS Board; Reasons for the DTS Merger” on page 42 as follows:

•	the fact that DTS’s directors and officers may have interests in the DTS merger that may be different from, or in addition to, those of DTS’s other stockholders, including that members of DTS’s executive management team, including Mr. Kirchner, may continue employment with Holdco following consummation of the DTS merger (see “The DTS Merger—Interests of DTS’s Directors and Executive Officers in the DTS Merger”).

The following disclosures amend the existing disclosures contained under the caption “The DTS Merger—Certain Financial Forecasts—DTS Summary Unaudited Prospective Financial Information” on page 44 as follows:

The following table presents summary selected unaudited DTS prospective financial information for the fiscal years ending 2016 through 2020 prepared by DTS management in connection with its evaluation of the mergers and made available to the DTS Board, as well as DTS’s financial advisors, Tessera and Tessera’s financial advisors.

	DTS Management Forecasts (Standalone, Pre-Merger Basis) (in millions)
	2016	2017	2018	2019	2020
Revenue(1)	$189.7	$211.5	$242.5	$274.2	$304.1
Non-GAAP Operating Income(2)(3)	$63.3	$73.5	$92.5	$108.8	$127.5
Adjusted EBITDA(2)(4)	$68.0	$78.0	$97.4	$114.2	$133.4
Non-GAAP Net Income(2)(5)	$41.4	$52.5	$67.8	$81.5	$97.4
Net Income(2)	$15.4	$22.6	$36.1	$48.4	$64.2
Unlevered Free Cash Flows(6)	$40.3	$49.7	$63.8	$75.7	$91.5

(1)	The revenue forecasts are prepared based on DTS as a standalone company and do not take into account the effect of any actions or events that may result from or occur subsequent to consummation of the mergers.
(2)	The amounts presented in the table above for 2016 represent a forecast for operating results, and do not include any merger-related expenses pertaining to the mergers. The amounts presented in the table above for 2017 through 2020 reflect DTS’s internal operating plan, and exclude any merger-related or other potential one-time costs.
(3)	For purposes of the table above, Non-GAAP Operating Income equals operating income plus amortization of intangibles and stock-based compensation. For the 2016 forecast, Non-GAAP Operating Income also adds back estimated acquisition and restructuring costs expected to be incurred in 2016 outside of the mergers.
(4)	For purposes of the table above, Adjusted EBITDA equals Non-GAAP Operating Income plus depreciation.
(5)	For purposes of the table above, Non-GAAP Net Income equals net income plus amortization of intangibles and stock-based compensation, less an adjustment for income taxes. For the 2016 forecast, Non-GAAP Net Income also adds back estimated acquisition and restructuring costs expected to be incurred in 2016 outside of the mergers.
(6)	Based on inputs provided by DTS management, Centerview calculated unlevered free-cash flow which, for purposes of the table above, equals GAAP operating income (see below), less taxes, plus depreciation and amortization, less capital expenditures, plus (or less) adjustments for changes in net working capital.

The following disclosures amend the existing disclosures contained under the caption “The DTS Merger—Opinion of Centerview Partners LLC—Summary of Centerview Financial Analysis—Discounted Cash Flow Analysis” beginning on page 51 as follows:

Centerview calculated a range of illustrative enterprise values for DTS by (a) discounting to present value, as of June 30, 2016, using discount rates from 10.25% to 11.25% (reflecting Centerview’s analysis of DTS’s weighted average cost of capital, determined by Centerview utilizing the Capital Asset Pricing Model and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including levered and unlevered beta, tax rates and current yields for U.S. treasury notes): (i) the forecasted fully-taxed unlevered free cash flows of DTS (more information regarding DTS forecasts can be found in the section entitled “The DTS Merger—Certain Financial Forecasts” beginning on page 43) during the period beginning on July 1, 2016 and ending on December 31, 2020 and (ii) a range of illustrative terminal values of DTS as of December 31, 2020 calculated by Centerview applying perpetuity growth rates to DTS’s fully-taxed unlevered free cash flows for the terminal year ranging from 1.0% to 3.0%, which Centerview selected based on its professional judgment and expertise, and (b) subtracting from the foregoing results the book value of DTS’s net debt as of June 30, 2016 of $93 million. Centerview divided the result of the foregoing calculations by the number of fully diluted outstanding shares of DTS common stock based on Internal Data to derive an implied equity value range for DTS common stock of $34.03 to $46.22 per share. Centerview compared this range to the merger consideration of $42.50 per share of DTS common stock to be paid to the holders of shares of DTS common stock (other than Excluded Shares) pursuant to the merger agreement.

The following disclosures amend the existing disclosures contained under the caption “The DTS Merger—Opinion of Centerview Partners LLC—General” on page 53 as follows:

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, Centerview has been engaged to provide financial advisory or other services to DTS, and Centerview has received compensation for such services, including in connection with its role as financial advisor to DTS in connection with DTS’s acquisition of iBiquity Digital Corporation in 2015. The aggregate fees received by Centerview from DTS in such two year period were $2,000,000 (exclusive of any fees payable in respect of the Transaction). In the past two years, Centerview has not been engaged to provide financial advisory or other services to any of Tessera, Holdco or the Merger Subs, and it has not received any compensation from any of the Tessera, Holdco or the Merger Subs during such period. Centerview may provide investment banking and other services to or with respect to DTS, Tessera, Holdco or their respective affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, DTS, Tessera or any of their respective affiliates, or any other party that may be involved in the Transaction.

The following disclosures supplement the existing disclosures contained under the caption “The DTS Merger—Interests of DTS’s Directors and Executive Officers in the DTS Merger” on page 59 by adding the following section and tables immediately following the section entitled “Post-Closing Employee Benefits”:

New Management Arrangements

None of DTS’s executive officers discussed or negotiated individual terms or conditions of continued employment with Tessera before the entry into the merger agreement. It is anticipated that certain of DTS’s executive officers will continue employment with Holdco following consummation of the DTS merger, including Mr. Kirchner, who is expected to continue managing the DTS business. However, there are no assurances that Holdco will offer continued employment to all or any of DTS’s executive officers, including Mr. Kirchner, and there are no assurances that DTS’s executive officers would accept any such offer of employment. As of the date of this proxy statement, other than the arrangements discussed herein, none of DTS’s executive officers, including Mr. Kirchner, has entered into any agreement with Tessera, including any agreement in principle, regarding employment with, or compensation from, Holdco following the completion of the DTS merger. Mr. Kirchner has, however, since the public announcement of the DTS merger, publicly stated his intention to be employed by Holdco as its President following consummation of the DTS merger.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You may also access the SEC filings and obtain other information about DTS through our website, which is www.dts.com.

The SEC allows us to “incorporate by reference” information into the Proxy Statement and this Supplement, which means that we can disclose important information to you by referring you to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of the Proxy Statement or this Supplement, except for any information superseded by information contained directly in the Proxy Statement or this Supplement.

In addition to the previously filed documents incorporated by reference in the Proxy Statement, all documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of the Proxy Statement to the date on which the special meeting is held, including this Supplement and any adjournments or postponements, also will be deemed to be incorporated by reference in the Proxy Statement. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K and any other information which is furnished, but not filed with the SEC, is not incorporated herein by reference, unless expressly stated therein.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at 5220 Las Virgenes Road, Calabasas, California 91302, attention: Corporate Secretary, or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. Upon written or telephonic request as provided above, we will, within one business day of receiving such request, mail copies of any or all items incorporated by reference herein, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents, to the requesting party by first class mail or other equally prompt means.

Copies of this Supplement, the Proxy Statement, and the Company’s 2015 annual report to stockholders are also available online at www.proxyvote.com

You should rely only on the information contained in this Supplement and the Proxy Statement, including the annexes attached to the Proxy Statement or the information incorporated by reference therein, to vote your shares at the special meeting of Company stockholders. The Company has not authorized anyone to provide you with information that differs from that contained in the Proxy Statement or this Supplement. This Supplement is dated November 7, 2016. You should not assume that the information contained in this Supplement is accurate as of any date other than that date.